Exhibit 10.1

Abengoa, S.A.

and

Abengoa Yield plc

Amended and Restated Right of First Offer Agreement

Dated as of December 9, 2014

Table of Contents

Contents		Page

1	Definitions	1

2	Right of First Offer on Abengoa ROFO Assets	4

3	Term; Termination Rights	6

4	Confidentiality	6

5	Miscellaneous provisions	7

i

This Amended and Restated Right of First Offer Agreement (this “Agreement”) is made and entered into as of December 9, 2014 (the “Effective Date”), by and between:

(1)	Abengoa, S.A., a company organized under the laws of the Kingdom of Spain (“Abengoa”); and

(2)	Abengoa Yield plc, a public limited company incorporated and registered in England and Wales (“Yield”).

Abengoa and Yield are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Whereas:

(A)	Abengoa provides innovative solutions for a diverse range of customers in the energy and environmental sectors and has the intention for Yield to serve as its primary vehicle for owning, managing, operating and acquiring renewable energy, conventional power, transmission line and water contracted revenue assets;

(B)	Yield expects to increase its cash available for distribution and dividend per share by acquiring additional assets, including assets acquired from Abengoa;

(C)	Abengoa and Yield entered into that certain Right of First Offer Agreement, dated as of June 13, 2014 pursuant to which Abengoa granted to Yield an exclusive right of first offer to acquire the Abengoa ROFO Assets (as defined therein) wholly or partially owned by Abengoa and certain of its Affiliates (as defined therein) on the terms and conditions set forth in the Right of First Offer Agreement;

(D)	Abengoa desires to grant to Yield (i) an exclusive right of first offer to acquire the Abengoa ROFO Assets (as defined in Section 2.1) wholly or partially owned by Abengoa, any of its Affiliates (as hereinafter defined) or any of its Investment Vehicles (as hereinafter defined) and (ii) a right to call for negotiations with respect to certain Abengoa ROFO Assets, each subject to the terms and conditions set forth in this Agreement; and

(E)	Abengoa and Yield desire to amend and restate in its entirety the Right of First Offer Agreement in the form hereof, in accordance with the terms and conditions detailed herein.

Now, therefore, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree to amend and restate the Right of First Offer Agreement in its entirety as follows:

1	Effective Date and Definitions

1.1	Effective Date

This Agreement shall become effective immediately on the Effective Date.

1.2	Definitions

In addition to the terms defined above in the introduction and Recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.2.

“Abengoa Confidential Information” has the meaning set forth in Section 4.1;

“Abengoa Group” means Abengoa, any of its Affiliates and any of its Investment Vehicles (other than Yield and any of its subsidiaries).

“Abengoa Indemnitees” means Abengoa and its Affiliates (other than Yield and its direct or indirect subsidiaries, excluding any Abengoa ROFO Asset prior to the acquisition thereof by Yield or any of its Affiliates in accordance with the terms and conditions of this Agreement), and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing;

“Abengoa ROFO Assets” has the meaning set forth in Section 2.1;

“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person, other than Abengoa´s shareholders.

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority and quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question;

“Business Day” means any day other than Saturday, Sunday or any legal holiday in New York City, Madrid or London;

“Contracted Asset” means any renewable energy, conventional power, electric transmission line and water contracted revenue assets, already in operation;

“Development Asset” means any renewable energy, conventional power, electric transmission line and water asset that is expected to generate contracted revenues and that Abengoa or an Affiliate of Abengoa has transferred, in whole or in part, to an Investment Vehicle;

“Governmental Authority” means any federal, state or local government or political subdivision thereof of the United States, Spain or the United Kingdom, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question;

“Investment Vehicle” means any Person (A) (i) formed by Abengoa to act as an investment vehicle or (ii) that is an Affiliate of Abengoa that Abengoa intends to use as an investment vehicle or becomes an investment vehicle due to an investment by a Third Party and (B) with the purpose of providing equity to projects related to any renewable energy, conventional power, electric transmission line and water contracted revenue assets that are to be, are being or were previously developed, sponsored, initiated or launched by Abengoa or any of its Affiliates, irrespective of the amount of equity invested in such Person by Abengoa or any such Affiliate;

“Losses” means, with respect to the Person in question, any actual liability, damage (but expressly excluding any consequential and punitive damages), loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Person, as a result of the act, omission or occurrence in question;

“Negotiation Call Option Asset” has the meaning set forth in Section 2.3;

“Negotiation Call Option Notice” has the meaning set forth in Section 2.3;

“Negotiation Period” has the meaning set forth in Section 2.2;

“Notice” has the meaning set forth in Section 5.1;

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity;

“Project Level Indebtedness” means any indebtedness of a project company (i.e. a special purpose vehicle that undertakes to develop and finance a project related to a Contracted Asset or Development Asset) without recourse to Abengoa or, if applicable, to an Investment Vehicle;

“Required Securities Disclosure” has the meaning set forth in Section 4.1;

“ROFO Termination Date” has the meaning set forth in Section 2.5;

“Term” has the meaning set forth in Section 3.1;

“Third Party” means any Person other than a Party, an Affiliate of a Party or an Investment Vehicle.

“Transaction Notice” has the meaning set forth in Section 2.2; and

“Transfer” means, other than in connection with any disposition of assets or granting of liens required under any Project Level Indebtedness of any Abengoa ROFO Asset, any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering (whether with or without consideration and whether voluntarily or involuntarily or by operation of law or otherwise); provided, that this definition shall not include any (i) merger with or into, or sale of substantially all of Abengoa’s assets to, an unaffiliated third party or (ii) internal restructuring involving any Abengoa ROFO Asset (other than any restructuring resulting in any asset being owned by an Investment Vehicle), each of (i) and (ii) shall be considered an “Exempt Transfer”; provided, the terms of any such restructuring shall not limit, delay or hinder the ability of Yield or any of its Affiliates to acquire such Abengoa ROFO Asset from Abengoa in accordance with the terms of this Agreement if and when Abengoa elects to sell, transfer or otherwise dispose of such Abengoa ROFO Asset to a Third Party.

“Transfer Information” means (i) a description of the Abengoa ROFO Asset, (ii) audited financial statements with respect to the Abengoa ROFO Asset to the extent available, (iii) a financial model covering the life of the asset including yearly yield calculation, project IRR, equity IRR, NPV, valuation and debt multiples, being the model duly audited by a Big 4 accounting firm, (iv) the financial model used for raising the non-recourse financing, (v) the most recent technical report from an independent engineer advising the senior lenders of the project validating that the asset has been built in accordance to specifications and industry standards and that can deliver the expected performance, (vi) any reports from independent engineers prepared in the last 12 months on behalf of the senior lenders of the project, (vii) detailed technical and economic information as per Abengoa’s reporting systems (In.Pre.So.), (viii) the last legal report prepared for the senior lenders of the project confirming that the project has reached commercial operations date and has substantially all required permits in place, (ix) all contracts relating to the Abengoa ROFO Asset, (x) a commercially reasonable price for sale proposed by Abengoa, (xi) any proposed commercially reasonable conditions to the closing of the sale of the Abengoa ROFO Asset and any additional material terms or conditions that may apply and (xii) a share purchase agreement proposal for entering into a transaction with Yield. The Transfer Information shall also include a detailed description of any rights regulating divestitures of Abengoa´s stake in the Abengoa ROFO Assets, such as drag-along and tag-along clauses, rights of first refusal and similar provisions, so that Yield can duly take these into account during the Negotiation Period.

2	Right of First Offer on Abengoa ROFO Assets

2.1	Abengoa ROFO Assets

During the Term, Abengoa hereby grants to Yield and Yield’s Affiliates a right of first offer on any proposed Transfer of any interest, direct or indirect, in a Contracted Asset or Development Asset owned by the Abengoa Group and located in the following primary geographies: (i) the following countries in North America: United States, Canada and Mexico; (ii) the following countries in South America: Chile, Brazil (except for Abengoa Concessoes Brasil Holding´s 51% interest in Linha Verde, a transmission line in Brazil, shall not be subject to the right of first offer), Peru, Uruguay and Colombia; and (iii) the European Union. In addition, Abengoa grants to Yield and Yield’s Affiliates a right of first offer on any proposed Transfer involving any four (4) Contracted Assets located in (i) the following countries in Africa: Morocco, Tunisia, Algeria, South Africa, Namibia, Kenya and Ghana; (ii) the following countries in the Middle East: Israel, United Arab Emirates, Saudi Arabia, Qatar and Oman; and (iii) the following countries in Asia: Turkey, Japan, Malaysia, Thailand, India and Australia (the “Secondary Geographies”). Each asset fulfilling the conditions in this paragraph is referred to individually as an “Abengoa ROFO Asset,” and collectively, the “Abengoa ROFO Assets”).

For the avoidance of doubt, the proposed Transfer of any interest, direct or indirect, in a Development Asset by any Investment Vehicle shall be the subject to the right of first offer and the terms and conditions provided herein.

On July 2, 2014, Abengoa and Yield agreed in writing that the initial four (4) Abengoa ROFO Assets in Secondary Geographies are Honaine, Skikda, Shams and SPP1.

The list of the four (4) Contracted Assets in Secondary Geographies considered as Abengoa ROFO Assets will be updated to include a replacement Contracted Asset any time Yield acquires an asset or a ROFO Termination Date occurs with respect to a Contracted Asset from that list. In case the Parties do not reach an agreement of which asset should be added to the list after 20 calendar days of such acquisition or ROFO Termination Date, Abengoa will in good faith propose three Contracted Assets in Secondary Geographies and Yield will pick one out of those three to be added to the list. Thereafter, such added Contracted Asset will be an Abengoa ROFO Asset for all purposes hereunder.

Additionally, Abengoa may offer Contracted Assets in other geographies and may offer Contracted Assets of a different nature than the Contracted Assets. For the avoidance of doubt, the right of first offer described in this Agreement does not apply to such assets.

The right of first offer granted by Abengoa to Yield and Yield´s Affiliate in this Agreement is granted in exchange for a fee equivalent to 1% of the equity purchase price (including any shareholder loan or similar transaction) of any acquisition of an Abengoa ROFO Asset, payable to a bank account designated by Abengoa simultaneously with the closing of each Transfer to Yield or Yield´s Affiliates, as the case may be.

2.2	Notice of Transaction Related to Abengoa ROFO Assets and Negotiation of Definitive Terms for Transaction.

Abengoa must deliver a written notice to Yield prior to engaging in any negotiation regarding any proposed Transfer of any Abengoa ROFO Asset (or any portion thereof) and such notice shall include the Transfer Information (such notice, a “Transaction Notice”). If Abengoa delivers any Transaction Notice to Yield, unless Yield notifies Abengoa in writing that it considers such information to be insufficient within a maximum period of 10 Business Days from the date the Transaction Notice is delivered to Yield, then Abengoa and Yield shall enter non-binding discussions and negotiate in good faith to attempt to agree on definitive terms acceptable to both Parties, in their sole and absolute discretion, for the Transfer of the applicable Abengoa ROFO Asset to Yield or any of its Affiliates for a period of sixty (60) days starting at the end of the 10 Business Day period referred to above without any communication from Yield indicating that the information was insufficient (the “Negotiation Period”). If the Parties have not agreed in writing by the end of the by the end of the Negotiation Period to definitive terms for the Transfer of such Abengoa ROFO Asset to Yield, Abengoa will be able, within the next thirty (30) months beginning from the end of the Negotiation Period, to Transfer such Abengoa ROFO Asset to a Third Party (or agree in writing to undertake such transaction with a Third Party) solely in accordance with the terms of Section 2.5.

If an Abengoa ROFO Asset is offered, at any time, to Yield for a second or subsequent time, the Negotiation Period shall be reduced to fifteen (15) calendar days.

Following the lapse of the aforementioned thirty (30) month period, the Abengoa ROFO Asset that was subject to the Transaction Notice will no longer be an Abengoa ROFO Asset.

2.3.	Negotiation Call Option.

During the Term, Yield shall have the right and the option, at its sole discretion, to require Abengoa to negotiate in good faith for the sale to Yield of any Abengoa ROFO Asset that has been in commercial operation for eighteen (18) months (a “Negotiation Call Option Asset”) by giving written notice (the “Negotiation Call Option Notice”) to Abengoa with respect to any such Negotiation Call Option Asset.

Within twenty (20) calendar days after receiving a Negotiation Call Option Notice, Abengoa shall deliver the Transaction Notice including the Transaction Information with respect to such Negotiation Call Option Asset according to the terms and process set forth in Section 2.2.

2.4.	Abengoa Affiliates and Investment Vehicles.

Abengoa shall cause any of its Affiliates and Investment Vehicles that acquire any interest in an Abengoa ROFO Asset from Abengoa or any of its other Affiliates and Investment Vehicles, other than in an Exempt Transfer, to comply with the terms and conditions provided in this Agreement and will cause such Affiliates and Investment Vehicles to give full effect to the rights of Yield and Yield´s Affiliates hereunder. Abengoa shall not, and shall cause its Affiliates not to, Transfer, other than to a Third Party in accordance with Section 2.5 of this Agreement, any Abengoa ROFO Asset or an asset that would become an Abengoa ROFO Asset as a result of such Transfer, unless (i) Abengoa delivers written notice of the Transfer to Yield and (ii) the transferee accedes to this Agreement by duly executing and delivering an Accession Agreement, the form of which is attached hereto as Schedule I. The transferee, Abengoa and Yield shall execute and deliver the Accession Agreement prior to the consummation of the proposed Transfer. For the avoidance of doubt, no Person that has acceded to this Agreement may, after becoming a Party to this Agreement, Transfer an Abengoa ROFO Asset to Abengoa or an Affiliate of Abengoa pursuant to this Section 2.4.

2.5.	Negotiations with Third Parties

Neither Abengoa nor any of its representatives, agents, Affiliates or Investment Vehicles (excluding Yield and its direct or indirect subsidiaries, which subsidiaries shall not include any Abengoa ROFO Asset prior to the acquisition thereof by Yield or any of its Affiliates in accordance with the terms and conditions of this Agreement) shall solicit offers from, or negotiate or enter into any agreement with, any Third Party for the Transfer of any Abengoa ROFO Asset (or any portion thereof) until the expiration of the Negotiation Period related to such Abengoa ROFO Asset and the proposed Transfer (the “ROFO Termination Date”). Yield and Abengoa agree and acknowledges that, if no agreement has been reached between Abengoa and Yield, from and after the ROFO Termination Date for any Abengoa ROFO Asset and the applicable proposed Transfer, during a period of thirty (30) months: (a) Abengoa shall have the absolute right to solicit offers from, negotiate with, and enter into agreements with, any Third Party to Transfer such Abengoa ROFO Asset, as long as such Transfer is on terms generally no less favorable to Abengoa than those offered to Yield pursuant to the Transaction Notice, and (b) Abengoa shall have no further obligation to negotiate with Yield regarding, or offer Yield the opportunity to acquire any interest in, such Abengoa ROFO Asset; provided, that the final terms of the Transfer of any Abengoa ROFO Asset to any Third Party be on terms generally no less favorable to Abengoa than those offered to Yield pursuant to the Transaction Notice.

3.	Term; Termination Rights

3.1.	Term

Unless earlier terminated in accordance with this Section 3, the term of this Agreement (the “Term”) shall commence at June 13, 2014 and shall continue in effect until 5:00 p.m. New York City time on the fifth anniversary of such date, at which time this Agreement shall terminate and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement. Nevertheless, Yield will be able to unilaterally extend this Agreement for as many periods of three years as it desires, provided that Yield has acquired at least one Abengoa ROFO Asset in the previous two (2) years, after having been offered at least four (4) Abengoa ROFO Assets through Transaction Notices.

3.2.	Termination Rights

Abengoa or Yield, as the case may be, shall have the right to terminate this Agreement, with written notice to the other Party, if the other Party materially breaches or defaults in the performance of its obligations under this Agreement or under any transaction agreement entered into by the Parties in connection with an Abengoa ROFO Asset, and such breach or default is continuing for 90 days after such breaching Party has been given a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder. Upon any such termination the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement.

3.3.	Exclusive Remedy

Other than with respect to a breach or default in the performance of a Party’s indemnification obligations under Section 4, each Party’s sole and exclusive remedy for a breach or default by the other Party of its obligations under this Agreement shall be to terminate this Agreement in accordance with Section 3.2.

4.	Confidentiality

4.1.	Abengoa Confidential Information

Yield shall keep confidential and not make any public announcement or disclose to any Person any terms of any other documents, materials, data or other information with respect to any Abengoa ROFO Asset which is not generally known to the public (the “Abengoa Confidential Information”); provided, however, that Abengoa Confidential Information shall not include (a) the terms and conditions of this Agreement or (b) information that becomes available to Yield on a non-confidential basis from a source other than Abengoa, its Affiliates or their directors, officers or employees, provided, that, to Yield’s knowledge, such source was not prohibited from disclosing such information to Yield by any legal, contractual or fiduciary duty. Notwithstanding the foregoing, Yield shall be permitted to (A) disclose any Abengoa Confidential Information to the extent required by court order or under Applicable Law, (B) make a public announcement regarding such matters (1) as agreed to in writing by Abengoa or (2) as required by the provisions of any securities laws or the requirements of any exchange on which Yield securities may be listed (a “Required Securities Disclosure”), or (C) disclose any Abengoa Confidential Information to any Person on a “need-to-know” basis, such as its shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants or lenders; provided, however, that, other than in connection with a Required Securities Disclosure, Yield shall (y) advise such Person of the confidential nature of such Abengoa Confidential Information, and (z) cause such Person to be bound by obligations of confidentiality that are no less stringent than the obligations set forth herein. Yield shall indemnify and hold harmless the Abengoa Indemnitees for any Losses incurred by any of the Abengoa Indemnitees for a breach or default of Yield’s obligations under this Section 4.1. This Section 4.1 shall survive the termination of this Agreement.

5.	Miscellaneous Provisions

5.1.	Intention of the Parties

The Parties agree that it is their intention in entering into this Agreement that any contracted revenue asset developed by Abengoa, in the sectors and geographies specified herein, shall be ultimately offered for acquisition to Yield on market terms and subject to the conditions of this Agreement, and all parties shall in good faith make commercially reasonable efforts to that end.

5.2.	Notices

5.2.1.	Method of Delivery

All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified U.S. mail, with postage prepaid and return receipt requested, (iii) by overnight courier service, or (iv) by facsimile transmittal, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) and (iii), to the other Party to this Agreement at the following address or facsimile number (or to such other address or facsimile number as Abengoa or Yield may designate from time to time pursuant to this Section 5.1):

If to Abengoa:

Abengoa, S.A.

Campus Palmas Altas

1 Energía Solar Street

Seville, Spain

Attention: Aida Pérez Alonso

Facsimile No.: +34 917523350

If to Yield:

Great West House, GWT, 17th Floor

Great West Road

Brentford, United Kingdom

TW8 9DF

Attention: Irene M. Hernández

Facsimile No.: +34917523350

5.2.2.	Receipt of Notices

All Notices sent by Abengoa or Yield under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to this Section 5.2.2).

5.2.3.	Change of Address

Abengoa and Yield shall have the right to change their respective address and/or facsimile number for the purposes of this Section 5.2 by providing a Notice of such change in address and/or facsimile as required under this Section 5.2.3.

5.3.	Time is of the Essence

Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

5.4.	Assignment

Neither Party shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion.

5.5.	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of Abengoa and Yield and their respective successors and permitted assigns (which include Yield’s Affiliates).

5.6.	Third Party Beneficiaries

This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns (including Yield’s Affiliates), and (ii) the Abengoa Indemnitees to the extent such Abengoa, Indemnitees are expressly granted certain rights of indemnification in this Agreement.

5.7.	Other Activities

No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

5.8.	Limitation of Liability

Notwithstanding anything else set out in this Agreement, neither party shall be liable to the other Party or any third Party for any special, consequential, exemplary or incidental damages (including lost profits) arising from any claim relating to this Agreement, whether the claim for such damages is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if such party is advised of, knows of or should know of the possibility or likelihood of same.

5.9.	Governing Law

This agreement shall be governed by the laws of the State of New York, without giving effect to any principles regarding conflict of laws.

5.10.	Rules of Construction

The following rules shall apply to the construction and interpretation of this Agreement:

5.10.1.	Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.

5.10.2.	All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference

5.10.3.	The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

5.10.4.	Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

5.10.5.	The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

5.10.6.	The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

5.10.7.	The term “sole discretion” with respect to any determination to be made by a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

5.11.	Severability

If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.

5.12.	Jurisdiction; Venue

Any litigation or other court proceeding with respect to any matter arising from or in connection with this agreement shall be conducted in the courts of record in the State of New York or the United States District Court for the southern district of New York, and Abengoa and Yield hereby submit to jurisdiction and consent to venue in such courts.

5.13.	Waiver of Trial by Jury

Abengoa and Yield hereby waive their right to a trial by jury in any litigation or other court proceeding by either party against the other party with respect to any matter arising from or in connection with this Agreement.

5.14.	Prevailing Party

If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by Abengoa or Yield to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorney´s fees and court costs, of the prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered.

5.15.	Recitals, Exhibits and Schedules

The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

5.16.	Entire Agreement

This Agreement amends and restates in its entirety the Right of First Offer Agreement dated as of June 13, 2014 and constitutes the entire agreement and understanding, and supersedes all prior agreements and understandings (both written and oral), between Abengoa and Yield hereto with respect to the subject matter hereof and thereof.

5.17.	Amendments to Agreement

No amendment, supplement or other modification to any terms of this Agreement shall be valid unless in writing and executed and delivered by Abengoa and Yield.

5.18.	Facsimile; Counterparts

Abengoa and Yield may deliver executed signature pages to this Agreement by facsimile transmission to the other Party, which facsimile copy shall be deemed to be an original executed signature page; provided, however, that such Party shall deliver an original signature page to the other Party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

[Signature Page Follows]

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

Abengoa, S.A.

By	/s/ Felipe Benjumea Llorrente
	Name:	Felipe Benjumea Llorente
	Title:	Executive Chairman

Abengoa Yield plc

By	/s/ Santiago Seage Medela
	Name:	Santiago Seage Medela
	Title:	Chief Executive Officer and Director

Schedule I

Accession Agreement

This Accession Agreement (the “Accession Agreement”) is made on [*], 20[*]

By and between:

(1)	[Insert name of “Acceding Party” ] (No. ) whose registered office is at [insert address] (the “Acceding Party”;

(2)	Abengoa, S.A., a company organized under the laws of the Kingdom of Spain (“Abengoa”); and

(3)	Abengoa Yield plc, a public limited company incorporated and registered in England and Wales (“Yield”).

Whereas

(1)	This Accession Agreement is supplemental to Amended and Restated Right of First Offer Agreement dated as of [*] (the “Agreement”) and shall constitute for all legal purposes, part of documents under and pursuant to the Agreement.

(2)	Pursuant to Section 2.4 of the Agreement, Abengoa may not Transfer, other than to a Third Party in accordance with Section 2.5 of the Agreement, any Abengoa ROFO Asset or an asset that would become an Abengoa ROFO Asset as a result of such Transfer unless the transferee accedes to the Agreement;

(3)	Abengoa desires to Transfer an asset subject to Section 2.4 of the Agreement to the Acceding Party and Abengoa and the Acceding Party desire the Acceding Party to accede to the Agreement in order to permit such Transfer.

(4)	The Acceding Party agrees to be bound by the Agreement and to give full effect to the rights of Yield under the Agreement.

Accordingly, the Acceding Party, Abengoa and Yield hereby agree as follows:

1. Agreement to be bound:

1.1	The Acceding Party confirms that it has been provided with a copy of the Agreement.

1.2	The Acceding Party agrees to observe, perform, comply and be bound by all the terms and conditions of the Agreement to the extent such terms and conditions relate to Acceding Party’s obligations arising from its ownership of an Abengoa ROFO Assets and agrees to observe, perform, comply and be bound in the same manner as such terms and conditions apply to Abengoa.

1.3	The Acceding Party is deemed to be a party to the Agreement and gives full effect to the rights of Yield under the Agreement, including without limitation the right of first offer of Yield as set forth in Section 2.1 of the Agreement, the notice and negotiation requirements in Section 2.2 of the Agreement, the negotiation call option in Section 2.3 of the Agreement and the restrictions on negotiations with Third Parties in Section 2.5 of the Agreement.

1.4	If any provision of this Accession Agreement is or becomes invalid, unenforceable or illegal or is declared to be invalid, unenforceable or illegal by any court of competent jurisdiction, such invalidity, unenforceability or illegality shall not prejudice or affect the remaining provisions of this Accession Agreement, which shall continue in full force and effect notwithstanding the same.

2. Warranties

The Acceding Party represents and warrants to the other parties that:

2.1.	it is duly incorporated in the jurisdiction in which it is incorporated;

2.2.	it has the full power and authority, and has taken all action necessary, to enter into and perform this Agreement, and has obtained all necessary consents and authorizations to enable it to do so;

2.3.	this Accession Agreement constitutes a valid and binding obligation of the Acceding Party and is enforceable against the Acceding Party in accordance with its terms.

3. Effect

This Accession Agreement is to take effect upon execution by the Acceding Party, Abengoa and Yield and is to operate and be interpreted according to the provisions of the Agreement.

4. Notices

Any notice to be given to the Acceding Party pursuant to the Agreement shall be given to the Acceding Party at the address, fax number or electronic mail address set out below:

Address:

For the attention of:

Fax number:

Electronic Mail:

Contact Telephone Number:

5. Governing Law

This Accession Agreement is governed by the laws of the State of New York and words and phrases used in this Agreement shall, where the context permits, have the same meanings as are ascribed to them in the Agreement.

6. Miscellaneous

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

All capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Agreement.

In witness whereof this Accession Agreement has been executed by the Acceding Party, Abengoa and Yield on the date first written above.

[Acceding Party]

By
Name:
Title:

Abengoa, S.A.

By
Name:
Title:

Abengoa Yield plc

By
Name:
Title: